Exhibit 99.1

Caterpillar Inc.
2Q 2013 Earnings Release

July 24, 2013

FOR IMMEDIATE RELEASE

Caterpillar Highlights Strong Cash Flow and Operational Performance in Second-Quarter Results, Revises 2013 Outlook

PEORIA, Ill. — Caterpillar Inc. (NYSE: CAT) today announced second-quarter 2013 profit per share of $1.45, down from second-quarter 2012 profit per share of $2.54.  Sales and revenues were $14.621 billion, down from $17.374 billion in the second quarter of 2012.  Profit was $960 million in the second quarter of 2013, down from $1.699 billion in the second quarter of 2012.

“Even though our sales and profit in the second quarter are down from last year, I’m pleased with how our team has performed.  We’ve taken action to respond to the economic environment we find ourselves in, and operationally, the team has done a great job.  We experienced headwinds during the quarter, and while we had a positive $135 million gain related to the Siwei settlement, it was more than offset by currency translation and hedging losses, an additional $1 billion of dealer machine inventory reductions and a decline of $1.2 billion in our own inventory.  While these were significantly negative to profit in the second quarter, our outlook doesn’t reflect additional currency losses or reductions in our inventory during the second half of 2013.  As a result, we expect profit to improve in the second half of the year,” said Caterpillar Chairman and Chief Executive Officer Doug Oberhelman.

“The $1 billion reduction in dealer machine inventory was more than we previously expected and was negative to our sales and profit in the quarter.  While dealer machine inventory is low by historic standards, dealers are utilizing inventory from our product distribution centers and are positioned to reduce inventory even further.  As a result, we expect dealer machine inventory to decline about $1.5 to $2 billion in the second half of 2013 and end the year about $3.5 billion lower than year-end 2012.  That means that we are underselling end-user demand this year, and it sets us up for better sales in 2014,” Oberhelman added.

“Operationally, we’ve done very well.  We’ve taken action to aggressively lower costs, and we’ve been successful in the marketplace with end-user demand for Cat machines outpacing the industry overall.  In addition, our business in China improved — our sales and end-user demand for Cat machines were up in the quarter while the overall construction equipment industry was down.  Cash flow was outstanding and coupled with our strong

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balance sheet, puts us in a position to repurchase more Caterpillar stock this year.  I am confident we are positioned to improve results in the second half of 2013,” Oberhelman added.

2013 Outlook

We have revised our outlook for 2013 to reflect sales and revenues in a range of $56 to $58 billion, with profit per share of about $6.50 at the middle of the sales and revenues outlook range.  The previous outlook for 2013 sales and revenues was a range of $57 to $61 billion, with profit per share of about $7.00 at the middle of the sales and revenues outlook range.

“Overall end-user demand is similar to our previous outlook, but we now expect a more significant reduction in dealer machine inventory.  That’s the main reason for the reduction in the sales and revenues outlook.  During the second quarter, dealers increased their utilization of inventory from our product distribution centers, which allows them to meet customer demand with less inventory.  With the sharp reduction in dealer inventory and the decline in mining, 2013 is turning out to be a tough year and we’ve already taken action to reduce costs.  During the first half of the year, we’ve had temporary factory shutdowns, rolling layoffs throughout much of the company, reductions in our flexible workforce, and we’ve reduced discretionary and program costs.  While we’ve taken significant action already, we will be taking additional cost reduction measures in the second half of 2013,” said Oberhelman.

Stock Repurchase

In February 2007, the Board of Directors authorized the repurchase of $7.5 billion of Caterpillar stock, and in December 2011, the authorization was extended through December 2015.  In April of this year, we announced our intention to repurchase approximately $1 billion of stock, which we completed in June.  Through the end of the second quarter of 2013, $4.8 billion of the $7.5 billion authorization was spent, leaving $2.7 billion in the authorization.  Given the strength of our balance sheet and strong cash flow, we expect to repurchase an additional $1 billion of stock in the third quarter of 2013.

“Repurchasing stock in a downturn is a key part of our cash deployment strategy.  The $1 billion we repurchased in the second quarter of 2013, the 15-percent increase in the quarterly dividend we announced in June and the additional $1 billion of stock repurchase that we expect for the third quarter all support our commitment to deliver superior stockholder returns,” Oberhelman said.

Notes:

•                  Glossary of terms is included on pages 22-23; first occurrence of terms shown in bold italics.

•                  Information on non-GAAP financial measures is included on page 24.

For more than 85 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent.  With 2012 sales and revenues of $65.875 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives.  The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services and Progress Rail Services.  More information is available at: http://www.caterpillar.com.

Caterpillar contact:  Jim Dugan, Corporate Public Affairs, (309) 494-4100 (Office) or (309) 360-7311 (Mobile)

FORWARD-LOOKING STATEMENTS

Certain statements in this Release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements.  All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions.  These statements do not guarantee future performance, and we do not undertake to update our forward-looking statements.

Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global economic conditions and economic conditions in the industries and markets we serve; (ii) government monetary or fiscal policies and infrastructure spending; (iii) commodity or component price increases, fluctuations in demand for our products, or limited availability of raw materials and component products, including steel; (iv) our and our customers’, dealers’ and suppliers’ ability to access and manage liquidity; (v) political and economic risks and instability, including national or international conflicts and civil unrest; (vi) our and Cat Financial’s ability to: maintain credit ratings, avoid material increases in borrowing costs, and access capital markets; (vii) the financial condition and credit worthiness of Cat Financial’s customers; (viii) changes in interest rates or market liquidity; (ix) changes in financial services regulation; (x) inability to realize expected benefits from acquisitions, including ERA Mining Machinery Limited, and divestitures, including the divestiture of the Bucyrus distribution business to our independent dealers; (xi) international trade and investment policies; (xii) market acceptance of our products and services; (xiii) changes in the competitive environment, including market share, pricing and geographic and product mix of sales; (xiv) successful implementation of capacity expansion projects, cost reduction initiatives and efficiency or productivity initiatives, including the Caterpillar Production System; (xv) inventory management decisions and sourcing practices of our dealers or original equipment manufacturers; (xvi) compliance with environmental laws and regulations; (xvii) alleged or actual violations of trade or anti-corruption laws and regulations; (xviii) additional tax expense or exposure; (xix) currency fluctuations; (xx) our or Cat Financial’s compliance with financial covenants; (xxi) increased pension plan funding obligations; (xxii) union disputes or other labor matters; (xxiii) significant legal proceedings, claims, lawsuits or investigations; (xxiv) compliance requirements imposed if carbon emissions legislation and/or regulations are adopted; (xxv) changes in accounting standards; (xxvi) failure or breach of information technology security; (xxvii) adverse effects of natural disasters; and (xxviii) other factors described in more detail under “Item 1A.  Risk Factors” in our Form 10-K filed with the SEC on February 19, 2013 for the year ended December 31, 2012.  This filing is available on our website at www.caterpillar.com/secfilings.

Key Points

Second Quarter 2013
(Dollars in millions except per share data)

	Second Quarter 2013	Second Quarter 2012	$ Change	% Change
Machinery and Power Systems Sales	$13,886	$16,684	$(2,798)	(17)%
Financial Products Revenues	735	690	45	7%
Total Sales and Revenues	$14,621	$17,374	$(2,753)	(16)%

Profit	$960	$1,699	$(739)	(43)%
Profit per common share - diluted	$1.45	$2.54	$(1.09)	(43)%

•                  Second-quarter sales and revenues of $14.621 billion were 16 percent lower than the second quarter of 2012.  About half of the decline in sales and revenues was a result of changes in dealer inventory.  In addition, machine dealer deliveries to end users declined, primarily in Resource Industries.

•                  Profit per share was $1.45 in the second quarter of 2013, down $1.09 from the second quarter of 2012.

•                  Our inventory continued to decline in the second quarter of 2013.  It was about $1.2 billion below the end of the first quarter of 2013 and $1.7 billion below year-end 2012.

•                  Machinery and Power Systems (M&PS) operating cash flow was $3.049 billion in the second quarter of 2013, compared with $1.281 billion in the second quarter of 2012.

•                  M&PS debt-to-capital ratio was 34.9 percent, down from 36.4 percent at the end of the first quarter of 2013.

•                  During the second quarter of 2013, we resumed our stock repurchase program and repurchased $1 billion of stock.

2013 Outlook

•                  The revised 2013 sales and revenues outlook is a range of $56 to $58 billion.  The previous sales and revenues outlook was a range of $57 to $61 billion.

•                  The decline in the outlook for sales and revenues is primarily related to continued dealer machine inventory reductions during 2013.

•                  The revised 2013 profit outlook is profit per share of about $6.50 at the middle of the sales and revenues outlook range.  The previous profit outlook was about $7.00 per share at the middle of the sales and revenues outlook range.

•                  We expect capital expenditures for 2013 will be less than $3 billion.  Capital expenditures were $3.4 billion in 2012.

CONSOLIDATED RESULTS

Consolidated Sales and Revenues

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between the second quarter of 2012 (at left) and the second quarter of 2013 (at right).  Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues

Total sales and revenues were $14.621 billion in the second quarter of 2013, a decrease of $2.753 billion, or 16 percent, from the second quarter of 2012.  When reviewing the change in sales and revenues, we focus on the following perspectives:

•                  Reason for the change: Sales volume decreased $2.545 billion with the most significant decline in Resource Industries.  About half of the total volume decrease was related to changes in dealer machine inventory.  During the second quarter of 2012, dealers increased machine inventory about $300 million in anticipation of higher demand.  In the second quarter of 2013, dealers reduced their machine inventory by about $1 billion.  The remaining decline was primarily a result of lower machine dealer deliveries to end users.

In addition, the net impact of acquisitions and divestitures was unfavorable $140 million mainly due to the absence of our third party logistics business, and the impact of currency was unfavorable $120 million.  These decreases were partially offset by increased Financial Products’ revenues of $45 million.  Price realization was about flat.

While sales for both new equipment and aftermarket parts declined, most of the decrease was for new equipment.  In the context of the total sales decrease, the decline in aftermarket parts was not a significant factor.

•                 Sales by geographic region: While sales declined in all geographic regions, the most significant reduction was in Asia/Pacific.  The Asia/Pacific decline was primarily related to lower Australian mining sales in our Resource Industries segment.  While sales in Asia/Pacific declined overall, sales in China increased.

•                  Sales by segment: Sales decreased in all segments.  The most significant decrease was in Resource Industries, with sales down 34 percent resulting primarily from changes in dealer inventory and weaker demand in mining.  Construction Industries’ sales decreased 9 percent, and Power Systems’ sales were 5 percent lower.  Financial Products segment revenues were up 5 percent.

Consolidated Operating Profit

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between the second quarter of 2012 (at left) and the second quarter of 2013 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.  The bar entitled Other includes consolidating adjustments and Machinery and Power Systems other operating (income) expenses.

Operating profit for the second quarter of 2013 was $1.557 billion, a decline of $1.059 billion from the second quarter of 2012.  The decrease was primarily the result of lower sales volume, which included an unfavorable mix of products.  Manufacturing costs and the impact of acquisitions and divestitures were also unfavorable to operating profit.  These items were partially offset by a decline in SG&A and R&D expenses and the favorable impact of currency.

Manufacturing costs increased $98 million.  The increase was primarily due to unfavorable changes in cost absorption resulting from a decrease in inventory during the second quarter of 2013 and an increase in inventory during the second quarter of 2012.  This unfavorable impact was partially offset by lower material costs and a decrease in incentive compensation expense.

Despite the significant decline in sales volume, manufacturing inefficiencies were only slightly unfavorable due to cost reduction initiatives including temporary factory shutdowns, rolling layoffs throughout much of the company and reductions in our flexible workforce.

Acquisitions and divestitures negatively impacted operating profit by $65 million.  The second quarter of 2012 included substantial pre-tax gains on the sale of portions of the Bucyrus distribution business, while the impact on the second quarter of 2013 was negative.  This was partially offset by the $135 million favorable impact from the settlement with the previous owners of our Siwei acquisition.

SG&A and R&D expenses were lower primarily due to decreased incentive compensation expense and lower discretionary and program costs.  The favorable impact of currency was mostly due to the Japanese yen.

Other Profit/Loss Items

•                  Other income/expense was expense of $84 million compared with income of $70 million in the second quarter of 2012.  The change was primarily due to the unfavorable impact of currency translation and hedging gains and losses.

•                  The provision for income taxes in the second quarter of 2013 reflects an estimated annual tax rate of 29 percent compared with 30.5 percent for 2012, excluding the items discussed below.  The decrease is primarily due to the U.S. research and development tax credit that was expired in 2012, along with expected changes in our geographic mix of profits from a tax perspective.

The tax provision for the second quarter of 2013 also included a benefit of $6 million for a decrease in the 2013 estimated annual tax rate from 29.5 to 29 percent.  The tax provision for the second quarter of 2012 included a negative impact of $87 million related to non-deductible goodwill and an increase in the estimated annual tax rate.

Global Workforce

Caterpillar worldwide full-time employment was 122,402 at the end of the second quarter of 2013, compared with 132,825 at the end of the second quarter of 2012, a decrease of 10,423 full-time employees.  The flexible workforce decreased 9,633 for a total decrease in the global workforce of 20,056.

The decrease was the result of lower production and divestitures. Divestitures, including the sale of a majority interest in our third party logistics business and portions of the Bucyrus distribution business, decreased the global workforce by 6,572.

	June 30
	2013	2012	Change
Full-time employment	122,402	132,825	(10,423)
Flexible workforce	15,969	25,602	(9,633)
Total	138,371	158,427	(20,056)

Summary of change
U.S. workforce			(4,392)
Non-U.S. workforce			(9,092)
			(13,484)

Divestitures			(6,572)
Total			(20,056)

SEGMENT RESULTS

Sales and Revenues by Geographic Region

(Millions of dollars)	Total	% Change	North America	% Change	Latin America	% Change	EAME	% Change	Asia/ Pacific	% Change
Second Quarter 2013
Construction Industries[1]	$4,850	(9)%	$1,989	1%	$701	(4)%	$1,044	(22)%	$1,116	(15)%
Resource Industries[2]	3,571	(34)%	1,198	(25)%	630	(28)%	879	(23)%	864	(52)%
Power Systems[3]	5,263	(5)%	2,215	(7)%	568	(8)%	1,352	(8)%	1,128	8%
All Other Segment [4]	211	(54)%	136	(37)%	6	(65)%	36	(73)%	33	(61)%
Corporate Items and Eliminations	(9)		(12)		1		1		1
Machinery & Power Systems Sales	$13,886	(17)%	$5,526	(10)%	$1,906	(15)%	$3,312	(19)%	$3,142	(26)%

Financial Products Segment	806	5%	418	3%	109	10%	120	8%	159	7%
Corporate Items and Eliminations	(71)		(41)		(10)		(8)		(12)
Financial Products Revenues	$735	7%	$377	5%	$99	9%	$112	9%	$147	7%

Consolidated Sales and Revenues	$14,621	(16)%	$5,903	(9)%	$2,005	(14)%	$3,424	(18)%	$3,289	(25)%

Second Quarter 2012
Construction Industries [1]	$5,340		$1,966		$731		$1,332		$1,311
Resource Industries[2]	5,390		1,589		876		1,142		1,783
Power Systems[3]	5,511		2,373		618		1,474		1,046
All Other Segment[4]	454		217		17		135		85
Corporate Items and Eliminations	(11)		(13)		—		1		1
Machinery & Power Systems Sales	$16,684		$6,132		$2,242		$4,084		$4,226

Financial Products Segment	764		406		99		111		148
Corporate Items and Eliminations	(74)		(48)		(8)		(8)		(10)
Financial Products Revenues	$690		$358		$91		$103		$138

Consolidated Sales and Revenues	$17,374		$6,490		$2,333		$4,187		$4,364

1                                   Does not include inter-segment sales of $113 million and $123 million in second-quarter 2013 and 2012, respectively.

2                                   Does not include inter-segment sales of $233 million and $328 million in second-quarter 2013 and 2012, respectively.

3                                   Does not include inter-segment sales of $461 million and $680 million in second-quarter 2013 and 2012, respectively.

4                                   Does not include inter-segment sales of $809 million and $927 million in second-quarter 2013 and 2012, respectively.

Sales and Revenues by Segment

(Millions of dollars)	Second Quarter 2012	Sales Volume	Price Realization	Currency	Acquisitions/ Divestitures	Other	Second Quarter 2013	$ Change	% Change
Construction Industries	$5,340	$(357)	$(46)	$(87)	$—	$—	$4,850	$(490)	(9)%
Resource Industries	5,390	(1,813)	(17)	(15)	26	—	3,571	(1,819)	(34)%
Power Systems	5,511	(300)	68	(16)	—	—	5,263	(248)	(5)%
All Other Segment	454	(77)	1	(1)	(166)	—	211	(243)	(54)%
Corporate Items and Eliminations	(11)	2	1	(1)	—	—	(9)	2
Machinery & Power Systems Sales	$16,684	$(2,545)	$7	$(120)	$(140)	$—	$13,886	$(2,798)	(17)%

Financial Products Segment	764	—	—	—	—	42	806	42	5%
Corporate Items and Eliminations	(74)	—	—	—	—	3	(71)	3
Financial Products Revenues	$690	$—	$—	$—	$—	$45	$735	$45	7%

Consolidated Sales and Revenues	$17,374	$(2,545)	$7	$(120)	$(140)	$45	$14,621	$(2,753)	(16)%

Operating Profit by Segment

(Millions of dollars)	Second Quarter 2013	Second Quarter 2012	$ Change	% Change
Construction Industries	$362	$688	$(326)	(47)%
Resource Industries	550	1,426	(876)	(61)%
Power Systems	955	982	(27)	(3)%
All Other Segment	185	188	(3)	(2)%
Corporate Items and Eliminations	(665)	(778)	113
Machinery & Power Systems	$1,387	$2,506	$(1,119)	(45)%
Financial Products Segment	233	188	45	24%
Corporate Items and Eliminations	8	(4)	12
Financial Products	$241	$184	$57	31%
Consolidating Adjustments	(71)	(74)	3
Consolidated Operating Profit	$1,557	$2,616	$(1,059)	(40)%

Construction Industries

Construction Industries’ sales were $4.850 billion in the second quarter of 2013, a decrease of $490 million, or 9 percent, from the second quarter of 2012.  The sales decrease was mainly due to lower volume resulting primarily from changes in dealer machine inventory.  Dealer-reported machine inventory was about flat during the second quarter of 2012 compared with a decrease during the second quarter of 2013.  Dealers are utilizing inventory from our product distribution centers at a higher rate allowing them to maintain inventory levels below historical averages.  Dealer deliveries to end users were about flat compared with the second quarter of 2012.  The impact of currency and price realization were also negative to sales.  Sales of new equipment declined, and sales of aftermarket parts were about flat.

Sales declined in all geographic regions except North America.  In North America, increased deliveries to end users resulting from some increases in construction-related spending in the United States were about offset by changes in dealer inventory.  The decline in EAME was primarily due to changes in dealer inventory.  In Asia/Pacific, sales increases in China were more than offset by sales declines in other countries due to slower economic growth.

Construction Industries’ profit was $362 million in the second quarter of 2013 compared with $688 million in the second quarter of 2012.  The decrease in profit was primarily due to lower sales volume, which included an unfavorable mix of products, increased manufacturing costs and unfavorable price realization.  Higher manufacturing costs were driven by unfavorable changes in cost absorption resulting from a decrease in inventory during the second quarter of 2013 and an increase in inventory during the second quarter of 2012.  Price realization was unfavorable due to discounting with the most significant impact from a large government order in Brazil.

Resource Industries

Resource Industries’ sales were $3.571 billion in the second quarter of 2013, a decrease of $1.819 billion, or 34 percent, from the second quarter of 2012, mainly due to decreases in sales volume.  The decline in sales volume was primarily due to changes in dealer machine inventory.  Dealers significantly reduced machine inventory during the second quarter of 2013 to better align inventory levels with expected demand.  This compares with an increase in dealer machine inventory during the second quarter of 2012.  Dealer deliveries to end users also decreased as mining companies reduced their capital expenditures.  Although production of most mined commodities is near or above a year ago, after several years of increasing capital expenditures customers have reduced spending across the mining industry.  As a result, new orders for mining equipment continued to be weak and were below the second quarter of 2012.  Sales decreased in every region of the world.  The most significant decline was in Asia/Pacific, where about half of the worldwide dealer inventory impacts occurred.  Increased discounting in Asia/Pacific more than offset favorable price realization in other regions of the world.

While sales for both new equipment and aftermarket parts declined, most of the decrease was for new equipment.  In the context of the total sales decrease for Resource Industries, the decline in aftermarket parts was not a significant factor.

Resource Industries’ profit was $550 million in the second quarter of 2013 compared with $1.426 billion in the second quarter of 2012.  The decrease was primarily the result of lower sales volume, which included an unfavorable mix of products, increased manufacturing costs and an unfavorable impact from acquisitions and divestitures, partially offset by lower SG&A and R&D expenses.

The increase in manufacturing costs was driven by unfavorable changes in cost absorption resulting from a decrease in inventory during the second quarter of 2013 and an increase in inventory during the second quarter of 2012, as well as inefficiencies driven by lower production in the second quarter of 2013.  These impacts were partially offset by favorable material costs.

Acquisitions and divestitures negatively impacted profit by $33 million.  The second quarter of 2012 included substantial pre-tax gains on the sale of portions of the Bucyrus distribution business, while the impact on the second quarter of 2013 was negative.  This was partially offset by the $135 million favorable impact from the settlement with the previous owners of our Siwei acquisition.

Decreases in SG&A and R&D expenses were driven by cost-reduction measures implemented in response to lower volumes as well as lower incentive compensation expense.

Power Systems

Power Systems’ sales were $5.263 billion in the second quarter of 2013, a decrease of $248 million, or 5 percent, from the second quarter of 2012.  The decrease was primarily the result of lower volume, partially offset by higher price realization.  The lower sales were mainly due to decreases in electric power and petroleum applications.  Sales declines in electric power applications were driven by dealers reducing their inventory levels in the second quarter of 2013, compared with dealers increasing inventory levels in the second quarter of 2012.  Decreases in petroleum application sales were driven by declines in dealer deliveries to end users for drilling and well servicing.

Sales decreased in all regions except Asia/Pacific.  In North America, the sales decrease was primarily due to declines in dealer deliveries to end users for petroleum well servicing.  In EAME, the sales decrease was primarily due to reductions in dealer inventory for electric power applications.  The improvement in Asia/Pacific was primarily due to increased drilling activities in the region and higher turbine sales in Australia, partially offset by lower demand for electric power applications.

Power Systems’ profit was $955 million in the second quarter of 2013 compared with $982 million in the second quarter of 2012.  The decrease was primarily due to lower sales volume, partially offset by lower costs, including incentive compensation expense, and favorable price realization.

Financial Products Segment

Financial Products’ revenues were $806 million, an increase of $42 million, or 5 percent, from the second quarter of 2012.  The increase was primarily due to the favorable impact from higher average earning assets across all geographic regions and an increase in Cat Insurance revenues, primarily in North America.  These increases were partially offset by the unfavorable impact from lower average financing rates on new and existing finance receivables and operating leases, primarily in North America.

Financial Products’ profit was $233 million in the second quarter of 2013, compared with $188 million in the second quarter of 2012.  The increase was primarily due to a $31 million favorable impact from higher average earning assets and a $31 million favorable impact from lower claims experience at Cat Insurance, which includes favorable reserve adjustments.  These increases were partially offset by a $22 million unfavorable impact from currency gains and losses.

At the end of the second quarter of 2013, past dues at Cat Financial were 2.64 percent compared with 2.52 percent at the end of the first quarter of 2013, 2.26 percent at the end of 2012 and 3.35 percent at the end of the second quarter of 2012.  Although past dues have improved when compared with the second quarter of 2012, the increase from the end of 2012 and from the first quarter of 2013 reflects higher past dues in Cat Financial’s Latin American, Asia/Pacific and European portfolios.  Write-offs, net of recoveries, were $27 million for the second quarter of 2013, up from $16 million for the second quarter of 2012.

As of June 30, 2013, Cat Financial’s allowance for credit losses totaled $422 million or 1.46 percent of net finance receivables, compared with $426 million or 1.49 percent of net finance receivables at year-end 2012.  The allowance for credit losses as of June 30, 2012, was $393 million or 1.47 percent of net finance receivables.

All Other Segment

All Other Segment includes groups that provide services such as component manufacturing, remanufacturing and logistics.

The decrease in sales was primarily due to the absence of our third party logistics business, which was sold in the third quarter of 2012.  Lower profit was also the result of the absence of our third party logistics business, partially offset by lower expenses.

Corporate Items and Eliminations

Expense for corporate items and eliminations was $657 million in the second quarter of 2013, a decrease of $125 million from the second quarter of 2012.  Corporate items and eliminations include: corporate-level expenses; timing differences, as some expenses are reported in segment profit on a cash basis; retirement benefit costs other than service cost; currency differences for M&PS, as segment profit is reported using annual fixed exchange rates; and inter-segment eliminations.

The decrease in expense from the second quarter of 2012 was primarily due to favorable impacts from timing and currency.  Segment profit for 2013 is based on fixed exchange rates set at the beginning of 2013, while segment profit for 2012 is based on fixed exchange rates set at the beginning of 2012.  The difference in actual exchange rates compared with fixed exchange rates is included in corporate items and eliminations and is not reflected in segment profit.

2013 Outlook

Economic Outlook

World economic growth slowed in the first half of the year, and we are revising our growth estimates downwards.  Although we expect some improvement in the second half, the improvement will be less than previously expected.  Currently, we expect that world economic growth for 2013 will be a little over 2 percent, slightly slower than in 2012.

Key points related to this outlook include:

•                  In the first half of 2013, industrial production in over half the countries in the world remained below pre-recession peaks and unemployment remained high.  These factors have slowed inflation, and we do not expect inflation to be a problem for the world economy in the second half of 2013.

•                  We expect weak growth, high unemployment and low inflation will encourage most central banks to continue pro-growth policies.  Eighteen central banks cut interest rates this year, reducing average short-term rates to levels lower than 2009.  We expect average interest rates to remain near record lows in the second half of the year.

•                  Near-zero interest rates are causing some central banks to inject funds (quantitative easing) into financial systems to promote lending and economic growth.  Japan recently adopted more aggressive policies, which appear to be effective in improving economic growth.  We expect these results will encourage other countries to take similar actions.

•                  Most metal and coal prices have declined this year, but remain favorable for production.  Available data indicates that production generally increased in the early months of this year.  Stocks have increased, but do not appear excessive and follow several years of tight supply.

•                  We expect modest improvement in commodity demand in the second half of 2013.  We expect that copper and iron ore prices will remain near current levels for the remainder of the year.

•                  U.S. natural gas prices rose an average of 59 percent in the first half of 2013 compared with a year ago, taking some pressure off coal prices.  As a result, we now expect that Central Appalachian coal prices should average about $60 per ton in 2013, down slightly from 2012.  Also, we now expect that Australian thermal coal prices should average about $90 per metric ton in 2013.

•                  Surveys indicate mining companies will cut capital expenditures about 5 percent this year, less than previously expected.  Machinery and equipment expenditures have declined faster, suggesting adjustments in equipment are happening sooner than in overall mining capital expenditures.

Developed Countries

•                  Economic growth in the developed economies continued to slow in the first half of 2013 and unemployment remained high.  Inflation has remained low, and we expect it will remain subdued for the rest of 2013.

•                  Interest rates are at record lows and could decline further.  Most key central banks more aggressively increased their balance sheets, which should allow commercial banks to lend more.

•                  We expect growth in the developed economies to improve in the second half of 2013.  However, a weak first half will limit full-year 2013 growth to about 1 percent, the worst year since 2009.

•                  We now expect the U.S. economy to average less than 2 percent growth in the first half of 2013.  The unemployment rate averaged 7.7 percent in the first half and consumer price inflation was 1.5 percent.  Our expectation of about 2 percent economic growth for all of 2013 would not lead to much change in either unemployment or inflation.  As a result, we anticipate the U.S. Federal Reserve Board will maintain short-term interest rates near zero for the fifth consecutive year and slow its balance sheet expansion little, if at all, during the rest of 2013.

•                  Housing starts in the United States averaged a 915 thousand unit annual rate in the first half of this year, the highest since 2008.  We expect further improvement, with 2013 starts reaching about one million units.  Home prices are up about 10 percent, and the supply of unsold new homes is about two months below the long-term historical average.

•                  U.S. nonresidential construction started the year weak, but we expect it will improve in the second half of 2013.  Vacancy rates are down and property prices have increased.

•                  Coal production in the United States increased in the second quarter of 2013 and prices were higher than the second quarter of 2012.  Much of the improvement resulted from higher natural gas prices, which made coal more competitive for electricity production.  In the first four months of this year, utilities increased coal consumption 11 percent and reduced natural gas usage 7 percent.  We expect coal production will increase about 1 percent in the second half of 2013 compared with the second half of 2012.

•                  The Canadian economy, which fared better than most developed economies since the financial crisis, has recently faltered.  The economy grew slightly more than 1 percent in the first quarter and housing starts declined 15 percent during the first half of 2013.

•                  The Bank of Canada increased its balance sheet 24 percent over the past year, with most of the growth coming in recent months.  We expect construction in Canada will remain weak this year, but mining production should increase.  So far this year, coal production increased 24 percent and metals production is up 9 percent.

•                  We believe the Eurozone just completed its seventh quarter of recession, resulting in both the lowest construction and highest unemployment in the last 20 years.  Despite these problems, the European Central Bank (ECB) has not taken actions in-line with other central banks.  The ECB let its balance sheet shrink for almost a year and banks have reduced loans outstanding.

•                  Purchasing manager surveys in the Eurozone have improved in recent months, signaling the worst of the recession may be over.  We expect the economy will stabilize in the second half of 2013, but combined with the weakness in the first half, will decline about 0.5 percent for the full year.

•                  The Australian economy, with some of the highest interest rates in the developed world, a strong currency and lower commodity prices, has slowed.  We expect economic growth of about 2.5 percent for 2013 and that mining investment will decline.

•                  The Bank of Japan increased growth in the monetary base from 12 percent at the end of 2012 to 36 percent in June 2013.  The economy strengthened in the first quarter, and we are expecting growth of about 2 percent this year.  Construction orders have increased 4 percent this year and we expect growth will continue.

Developing Countries

•                  Developing economies slowed in the first quarter and short-term interest rates declined further.  Recently, a few countries raised interest rates, which could indicate average rates are near a low.  We expect developing economies to grow about 4.5 percent this year, about the same as in 2012.

•                  More stringent credit conditions have become a widespread concern in China.  Total credit increased 30 percent in the first half of the year, a rate of growth which is not sustainable.  However, inflation remains below the government’s target, which should allow the government to continue pro-growth policies.

•                 In China, economic factors driving construction and commodity demand were mostly favorable.  Infrastructure investment increased 24 percent, building starts rose 4 percent and steel production was up 9 percent.

•                  We expect the Chinese economy will grow about 7.5 percent this year and industrial production will increase about 9 percent.  Those growth rates, while slower than early in the recovery, should lead to more construction and commodity usage.

•                  Most other Asian countries eased economic policies.  We expect that will lead to better growth and should support construction activity.

•                  Brazil has raised interest rates 125 basis points since March 2013, despite signs that recovery from the 2011/2012 slowdown was not very strong.  Our outlook assumes the economy will grow about 2.5 percent in 2013 and that other Latin American countries should grow about 3 percent.  We expect construction will improve, but mine production will be weak.

•                  We expect Africa/Middle East will grow about 3.5 percent this year, benefiting from pro-growth economic policies.  Both Turkey and South Africa have lowered interest rates, and Saudi Arabia is pursuing infrastructure development.

•                  We expect the CIS economy will grow about 2.5 percent in 2013, the slowest growth since 2009.  Russia accounts for much of the slowdown, which is a result of higher interest rates, a slight decline in government spending and lower oil prices.

Risks

•                  Recovery from the financial crisis in 2009 has been very slow by historic standards.  Governments and central banks have consistently overestimated inflation problems and underestimated the need for economic growth.  The result has been continued high unemployment.  The risk is that policymakers will repeat these prior actions once the current easing cycle produces better economic growth, leading to a renewed slowdown in economic recovery.

•                  The Eurozone economy is weak, and we believe economic policies are insufficient to support improvements.  The risk of a disruptive economic crisis, one that would impact growth in other countries, remains.

Sales and Revenues Outlook

We expect 2013 sales and revenues in a range of $56 to $58 billion.  The previous sales and revenues outlook was a range of $57 to $61 billion.

In general, end-user demand is similar to our previous outlook.  However, dealer machine inventory reductions in the second quarter were more than anticipated, and we expect that substantial reductions will continue in the second half of 2013.

While dealer machine inventory is low by historic standards, dealers are utilizing inventory from our product distribution centers and are positioned to reduce inventory further in 2013.  As a result, we expect dealer machine inventory to end the year about $3.5 billion lower than year-end 2012.

Profit Outlook

Profit is expected to be about $6.50 per share at the middle of the sales and revenues outlook range.  The previous outlook was about $7.00 per share at the middle of the sales and revenues outlook range.  The decline in the profit outlook is primarily the result of lower sales and revenues.  The $135 million settlement with the previous owners of our Siwei acquisition is positive to the outlook, but was offset by significantly negative currency translation and hedging losses in the second quarter.

We expect capital expenditures for 2013 will be less than $3 billion.  Capital expenditures were $3.4 billion in 2012.

QUESTIONS AND ANSWERS

Q1:               The dealer machine inventory decrease in the second quarter of 2013 was significant.  Can you comment on overall changes in dealer machine inventory and how it impacted the company?  What are your expectations for the rest of this year?

A:                       Dealer machine inventory declined about $1.0 billion in the second quarter of 2013 compared with an increase of about $300 million in the second quarter of 2012.  Most of the decline was related to Resource Industries’ products, as dealers adjusted inventory levels in response to lower end-user demand.  The decline in dealer inventory was more than we expected as dealers satisfied more of their second quarter machine demand from their inventory.

In months of supply, dealer machine inventory is currently low by historic standards.  However, dealers are utilizing inventory from our product distribution centers at a higher rate and are positioned to reduce inventory even further in 2013.  We expect dealers to collectively reduce inventory an additional $1.5 to $2 billion during the second half of 2013.  While we expect substantial reductions in machines from both Construction Industries and Resource Industries, we believe more than half of the decline in the second half of the year will be related to Resource Industries’ products.

For the full-year 2013, we expect dealer machine inventory to decline about $3.5 billion.  In 2012 dealer inventory rose about $1.5 billion for the full year.  The swing — about $5 billion — represents about half of the decline in sales and revenues from 2012 to the middle of our $56 to $58 billion outlook for sales and revenues in 2013.

At this point in the year, we are not providing an outlook for 2014.  However, based on the scale of the expected decline in dealer inventory in 2013, we believe it is unlikely that dealers will continue to reduce machine inventory in 2014.

Q2:               In addition to dealer machine inventory, Caterpillar inventory declined substantially in the second quarter of 2013.  Can you comment on your inventory decline, the impact it had on your production and profit, and what your expectations are for the balance of the year?

A:                       The reduction in Caterpillar inventory was about $1.2 billion in the second quarter of 2013.  Last year, in the second quarter of 2012, our inventory rose about $800 million.  That means that a year ago, we were producing more than we were selling, and in this year’s second quarter, production was less than what we sold.  While the inventory change was positive for cash flow, it was negative to profit as cost absorption was substantially unfavorable.  The decline in inventory in the second quarter was more than we previously expected as dealers increasingly used inventory from our product distribution centers to meet end-user demand, primarily for Construction Industries’ products.  Resource Industries’ inventory declined in the second quarter more than anticipated as we continued to align inventory with expected demand.  In addition, we believe better product availability has contributed to the decline for both segments as the time from dealer order to product delivery is shorter than a year ago.  We expect that our inventory will end 2013 near the level we ended the second quarter.

The middle of our outlook reflects sales and revenues in the third and fourth quarters of 2013 to average about the same as in the second quarter.  With relatively flat inventory in the second half of the year, that means production is expected to increase.  As a result, the negative inventory absorption impacts we experienced in the second quarter are not expected in the second half of the year.

Q3:               The Other Income and Expense line, below Operating Profit, was a substantial negative in the second quarter of 2013.  You indicated it was primarily a result of currency translation and hedging losses.  Can you provide more information on what happened in the quarter?

A:                       Currency exchange rate changes directly impact profit in the Other Income and Expense line primarily through currency translation and hedging gains/losses.  Translation and hedging losses in the second quarter of 2013 totaled $134 million, with most of the impact from translation losses.  In the second quarter of 2012, we had translation and hedging losses of $2 million.  Most of the impact in the second quarter of 2013 was a result of our net asset/liability positions and exchange rate movements in the Japanese yen, Brazilian real, Australian dollar and Euro.

Q4:               You commented that you are pleased with operational performance in 2013.  What do you mean by that, and what are you doing to drive performance?

A:                       From an operational standpoint, excluding the inventory cost absorption impacts, we lowered manufacturing costs from the second quarter of 2012.  SG&A and R&D expenses were also lower.  In addition, we had improvements in safety, quality and on-time delivery performance from a year ago.  M&PS operating cash flow improved substantially, and we improved our market position as dealer machine deliveries to end users were better relative to the industry overall.

Q5:               For your mining business there are several moving parts that need to be understood to get a view of what is happening.  Would you link it together to help us better understand what is happening in mining?

A:                 To understand what is happening in mining, and in particular, our sales into the mining industry, we need to cover several related pieces of the story.  While our sales to the mining industry are down substantially this year, we believe that the underlying fundamentals of the mining industry are better than you might think if you were only considering our sales.  To help understand what is happening, we are providing our broad perspective, starting at the highest level — mined commodities.  In addition, we will cover our thoughts on mining companies’ capital expenditures (CAPEX), what is happening with equipment demand, dealer inventory and our sales.  We will finish with our expectations for the short term and considerations for the medium and long term.

•                  Commodity Production — The underlying health of the mining industry relies on commodity demand and production.  Based on data we have seen, it looks like mine production in 2013 is higher than it was in 2012.  In addition, recent reporting by a couple of the largest public mining companies indicates that they are producing at record levels.

•                  Mining CAPEX — Despite the positive news on commodity production, it is clear that mining companies are cutting their CAPEX.  Miners increased CAPEX significantly in 2011 and 2012, and at about mid-year 2012 started pulling back.  Based on surveys we have reviewed, it appears as though the decline in total mining CAPEX in 2013 is likely to be between 5 and 10 percent from 2012, with a potential further reduction in 2014 near 20 percent from 2013.

•                  Equipment Portion of Mining CAPEX — Mining industry CAPEX includes spending on exploration, buildings and structures (such as processing plants) and equipment.  At Caterpillar, we are most impacted by spending on equipment.  While we do not have consistent CAPEX detail at this level on the industry worldwide, we have reviewed data from the Australian Bureau of Statistics.  It tells us that over the past few years the largest and fastest growing CAPEX category in Australia was for buildings and structures.  While this is the largest category, the most significant declines from 2012 have been for exploration and equipment.  Although these statistics are not worldwide, Australia mining is an important indicator.  Based on surveys we follow, it appears that the percentage of miners’ capital spending on equipment is at a multi-year low.  Based on our own experience with large capital projects, that makes sense.  It is difficult to stop construction of a large-scale facility once it is substantially started.  That means in the short term, we believe that more of the decline is coming from CAPEX for equipment — like Cat machines.

•                  End-user Demand — Mining CAPEX for equipment leads us to how much Cat mining equipment that mining customers are currently buying.  Year-to-date dealer deliveries to end users and our expectations for the full year are both declines of about 20 percent from 2012.  However, for the type of equipment we make, we are doing better than the equipment industry overall.

•                  Resource Industries Sales — To relate the decline in mining equipment demand (dealer deliveries to end-users) to the sales of our Resource Industries segment, you need to consider other factors.  For instance, our Resource Industries segment includes sales that are not directly related to mining CAPEX.  Resource Industries also includes aftermarket parts sales that are not generally in miners’ CAPEX as well as sales to the forestry, paving, and quarry and aggregate industries.  Although Resource Industries’ sales of aftermarket parts are down in the second quarter of 2013 compared with the second quarter of 2012, the decline is much less than the decline for equipment.  In the context of the total decline in sales for Resource Industries, it is not a significant factor.  Collectively, sales of equipment for forestry, paving and quarry and aggregates are also down, but again, most of the decline in Resource Industries’ sales in the second quarter of 2013 is mining equipment.  The decline in mining equipment sales is primarily related to changes in dealer inventory and lower end-user demand.

•                  Dealer Inventory Impact — While lower end-user mining demand has played an important part in the second quarter of 2012 to second quarter of 2013 decline in sales, the most significant factor was changes in dealer inventory.  Dealer inventory increased during the second quarter of last year, and declined substantially in the second quarter of 2013.  That means that last year we were selling more products to dealers than they were delivering to end users, and in the second quarter of 2013, dealers were delivering much more to end users than we were selling to dealers.  In fact, our sales of traditional Cat mining equipment, such as mining trucks, large track type tractors and wheel loaders, would have needed to increase more than 50 percent to match what dealers were delivering to end users in the second quarter of 2013.

•                  What It Means for Caterpillar in the Short Term — We expect that dealers will continue to reduce inventory substantially during the remainder of 2013.  That means our sales are expected to be lower than end-user deliveries for the remainder of 2013.  Based on our outlook for 2013, the vast majority of the sales and revenues decline from 2012 for the total company is from our Resource Industries segment, and more than half of that is related to changes in dealer inventory in 2012 and 2013.

Given the substantial decline in Resource Industries’ sales in 2013 and the uncertainty around when cyclical recovery will resume, we have taken substantial action to adjust production levels and to reduce costs.  We expect to take additional action in the second half of the year.  Our intention is to further reduce costs and drive operational improvement, and do it in a way that does not significantly reduce our ability to ramp up production when business improves.

•                  The Medium Term — We consider “medium term” the point when dealer inventory stops going down.  We will start by saying we are not providing a sales outlook for 2014 for Resource Industries or Caterpillar in total — it is too early to do that.  However, given market surveys that suggest potential further declines in mining CAPEX in 2014, and given the large impact that changes in dealer inventory have had this year, it is appropriate to comment on what impact those factors could have going forward.

Over the past 5 years, the mining equipment industry has experienced significant demand shifts — both up and down.  Demand has been volatile and the mining industry overall has had difficulty in forecasting these shifts in advance which also has impacted our forecasts.  We understand that — it is a part of being in this industry.  This year is a good example as mining companies have been cautious and dealers have reduced their inventory.  As a result, dealers have ordered substantially less from us this year than we expected.

Earlier, we mentioned that we have seen surveys that suggest mining CAPEX could be down 20 percent in 2014 from 2013.  Again, that is not our estimate; we are not providing an outlook.  However, if you take the surveys at face value, on the surface it suggests a down year in 2014.  However, to put mining CAPEX in the context of Caterpillar sales, we believe that there are several factors that may have a positive impact on our sales in 2014 even if mining CAPEX declines 20 percent.  One factor is the potential allocation of a 20 percent mining CAPEX decline — the surveys we have read suggest that it could be slanted more to non-equipment areas of mining CAPEX.  If that were to happen, mining CAPEX declines may have a lesser impact on our business.  Another important factor is dealer inventory.  Even if dealer deliveries of new mining equipment were down 20 percent next year from 2013 levels, our sales of new equipment in 2014 could increase as long as dealer inventory reductions end this year.  Because of the significance of the dealer inventory impact this year, we believe stable dealer inventory would be favorable to equipment sales.

In addition, if world economic growth continues to improve, we would expect commodity production to increase going forward requiring additional equipment.  The relatively large number of new machines placed in service over the past several years and increasing commodity production should be positive for aftermarket parts sales as well.

Again, we are not forecasting 2014 at this time — it is too early for that.  The purpose of the discussion on mining CAPEX and dealer inventory is to illustrate the significance that changing dealer inventory is having on our mining business in 2013 and what the implications could be when the decline comes to an end.

•                  Longer-term Mining Expectations — In our view, the long-term prospects for mining remain very attractive.  Even in 2013, a tough year for the industry, mined commodity production is up.  Commodity demand is driven by economic growth and rising standards of living, and we believe both will improve over the long-term.  World population continues to increase and people in the developing world continue to urbanize and increase their standards of living.  In addition, declining ore grades imply that in the future more material will need to be moved per ton of commodity output.  That is another positive, from our perspective, for equipment needs.

There has been much written and said about the impact of China on commodity demand and the mining industry.  Our long-term view of China is positive.  We expect continued urbanization and improvement in the standard of living for the people of China.  We believe that means more electricity will be generated and production and consumption of goods in general will increase.  Increasing electricity production in particular is a positive for coal.  Coal makes up a large portion of electricity generation in China, and they continue to add coal-fired capacity.  We do not expect that the significant economic growth rates in China over the past 10 years will continue indefinitely; however, we believe that China will continue to grow at a much faster pace than the rest of the world.  In addition, it is important to consider that over the past 10 years, the size of the Chinese economy has more than doubled.  That means that growth of 7.5 percent this year will have a greater impact than 10 percent would have had 10 years ago.  It is a big economy that, relative to the world in total, is growing faster.

In summary, we do not expect much change in the mining environment in the short term, and the remainder of 2013 will remain a tough environment for mining.  In the second half of 2013, we expect to continue selling less mining equipment to dealers than dealers are delivering to end users.  As dealer inventory reductions come to an end, our mining equipment sales could rise, even if mining CAPEX declines.  Mining has proven to be a very cyclical business, and we understand that.  Our long-term view remains positive for mining.  The world needs mined commodities, and we believe the demand will continue to increase.

Q6:               It seems as though Resource Industries, particularly mining, is getting a great deal of attention.  Can you provide more detail on what is happening in Power Systems, Construction Industries and Financial Products?

A:                       We serve a number of cyclical industries, but they don’t all follow the same path at the same time.  This diversity among our segments is positive for us in that it helps mitigate year-to-year sales swings, both up and down, for Caterpillar as a whole.  Sales in the Power Systems and Construction Industries segments, while down from the company’s record-setting second quarter of 2012, have held up much better this year than the Resource Industries segment.

The Power Systems segment is currently our largest segment in terms of sales and profit.  It includes reciprocating and turbine engines serving a number of industries: electric power generation, oil and gas with well drilling, well servicing (fracking), oil pumping and gas compression.  We also sell locomotives and provide a variety of services to the rail industry.  In addition, we sell marine and industrial engines for use by original equipment manufacturers.  Power Systems is a diverse and profitable segment that has been one of the most stable parts of our business over the past five years.  In the second quarter of 2013, sales were $5.263 billion, a 5 percent decline from the second quarter 2012.  The sales decrease was due to lower volume resulting primarily from changes in electric power dealer inventory and lower end-user demand for drilling and well service products, partially offset by higher price realization.  Sales of marine and industrial engines have improved.

Our Construction Industries segment sells an extensive range of construction equipment around the world that primarily supports infrastructure development and maintenance and both commercial and residential construction.  The worldwide construction industry is showing some signs of recent improvement, but remains relatively depressed from a historical standpoint.  Construction in the United States, while showing signs of improvement, is still far below the high levels in 2006 and 2007.  Construction in Europe is the lowest in at least 20 years, and construction equipment sales in China in 2013 are about half what they were in 2011.  When economic and construction activities begin to improve, it should be positive for the equipment industry.

In the second quarter of 2013, sales in our Construction Industries segment were $4.850 billion, a decrease of $490 million from the second quarter of 2012.  The sales decrease was mainly due to lower volume resulting primarily from changes in dealer machine inventory.  Dealer deliveries to end users were about flat versus the second quarter of 2012.  In the quarter, the bright spots for our sales were the United States and China.  In months of supply, dealer inventory of construction equipment is relatively low by historic standards.  Despite that, we expect dealers to reduce their machine inventory further in the second half of 2013 as they utilize inventory from our product distribution centers at a higher rate.

The Financial Products segment primarily provides financing to end users that purchase our equipment and also provides financing for some Caterpillar dealers.  Financial Products’ revenues and profit have proven to be much more stable through the business cycle than our product related businesses.  Financial Products is currently performing well.  Revenues increased 5 percent in the second quarter of 2013 and profit was $233 million, up $45 million compared with the second quarter of 2012.  Cat Financial’s asset portfolio has grown and past dues have improved compared with the second quarter of 2012.

Q7:               In China, the seasonal “spring selling season” is winding down.  Can you provide more information on your business there and how you are doing relative to the overall construction equipment industry in China?

A:                       Sales improved in China compared with the second quarter of 2012.  During the quarter our total sales excluding acquisitions were about 20 percent higher than the same period last year.  Construction Industries’ and Power Systems’ sales increased.

We have continued to improve our market position in excavators sold in China.  For several years we and our dealers have been implementing our business models in China — from R&D and product changes, to developing a local supply base, adding production facilities and dealers building their distribution and product support capability.  In a challenging environment, our second-quarter sales improved versus the second quarter of 2012, while the overall industry declined.  While we would like to see better growth in the industry, we are pleased with the improvements we have made.

Q8:               With market expectations for overall economic growth in China lower than in recent years, can you comment on how this impacts your plans in China?

A:                       We continue to believe that China, one of the world’s largest economies, will grow at a faster pace than the developed world.  That said, we understand that the rate of growth over the next few years will not likely be as fast as the past few years.

As China continues to grow at a faster pace than most other large economies, we expect continuing needs to build infrastructure to support the population, and we intend to be there for this growth.  Over the long-term, there will be cycles, as we have seen recently.  We have demonstrated production flexibility in our facilities, and we expect to have the financial strength and capability to expand capacity when necessary and to reduce production levels when required.  China is a long-term growth opportunity and we have approached it with that in mind.  That said, based on the capacity we have in place for key products, such as mid-sized excavators and wheel loaders, we will not likely need to increase capacity over the next few years.

Q9:               Can you comment on your order backlog at the end of the second quarter of 2013?

A:                       At the end of the second quarter, the backlog was $19.1 billion compared with $20.4 billion at the end of the first quarter.  Decreases for Resource Industries and Power Systems were partially offset by an increase for Construction Industries.  Compared to the end of the second quarter of 2012, the order backlog declined significantly, primarily due to a reduction in mining-related products within Resource Industries.

Q10:        The current 2013 sales and revenues outlook range is 12 to 15 percent lower than 2012.  Can you give some perspective on what is behind the year over year decline?

A:                       The expected sales and revenues decrease in 2013 is primarily the result of two circumstances — about half of the decline is a result of lower end-user demand and roughly half a result of changes in dealer inventory.  Reduced end-user demand is mostly due to mining.  Dealer machine inventory declined about $1.7 billion in the first half of 2013, and we expect that dealers will reduce their machine inventory an additional $1.5 to $2 billion during the second half of 2013.  For the full year we are expecting that dealers will reduce inventory about $3.5 billion.  In 2012, dealers increased their machine inventory about $1.5 billion.  The year to year swing is about $5 billion.

Q11:  At the middle of your sales and revenues outlook you are expecting profit per share of $6.50.  Based on your actual results for the first half, that implies that profit in the second half will improve from the first half.  Can you talk about what is behind the improvement in second-half profit?

A:                       Profit per share in the first half of 2013 was $2.76 and the second half estimate at the middle of the sales and revenues outlook range is $3.74, or about $1 higher.  Although there are a variety of positives and negatives, the higher profit in the second half is expected to occur from three key differences:  higher sales volume, absence of inventory cost absorption impacts and lower expenses from additional cost-reduction actions in the second half.  The first half of the year included currency translation and hedging losses that are not in our outlook for the second half as we do not forecast changes from current exchange rates.  However, there were two positive items in the first half that we do not expect to repeat in the second half:

the $87 million favorable tax adjustment in the first quarter and the $135 million gain on the Siwei settlement in the second quarter.

Q12:        Can you comment on expense related to your short-term incentive compensation plans?

A:                       Short-term incentive compensation expense is directly related to financial and operational performance.  The second-quarter expense related to 2013 was about $125 million, and we expect the full year will be about $500 million.  Short-term incentive compensation in the second quarter of 2012 was about $265 million, and full-year 2012 was about $825 million.

Q13:        Can you comment on M&PS operating cash flow for the second quarter of 2013?

A:                       M&PS operating cash flow was $3.0 billion in the second quarter — a $1.8 billion improvement from the second quarter of 2012.  The significant improvement was the result of favorable changes in working capital, primarily inventory, partially offset by lower profit.

Our priorities for the uses of the strong cash flow generated in the second quarter remain unchanged.  So far this year, we have reduced M&PS debt $0.9 billion; invested $1.4 billion in capital expenditures, and provided $0.3 billion to fund defined benefit pension plans.  In the second quarter, we announced a 15 percent quarterly dividend increase and repurchased shares of common stock under a $1.0 billion accelerated stock repurchase program to deliver superior returns to our stockholders.

GLOSSARY OF TERMS

1.

All Other Segment — Primarily includes activities such as: the remanufacturing of Cat engines and components and remanufacturing services for other companies as well as the product management, development, manufacturing, marketing and product support of undercarriage, specialty products, hardened bar stock components and ground engaging tools primarily for Caterpillar products; logistics services; the product management, development, marketing, sales and product support of on-highway vocational trucks for North America; distribution services responsible for dealer development and administration, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts. On July 31, 2012, we sold a majority interest in Caterpillar’s third party logistics business.

2.	Consolidating Adjustments — Eliminations of transactions between Machinery and Power Systems and Financial Products.

3.

Construction Industries — A segment primarily responsible for supporting customers using machinery in infrastructure and building construction applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing, and sales and product support. The product portfolio includes backhoe loaders, small wheel loaders, small track-type tractors, skid steer loaders, multi-terrain loaders, mini excavators, compact wheel loaders, select work tools, small, medium and large track excavators, wheel excavators, medium wheel loaders, medium track-type tractors, track-type loaders, motor graders and pipe layers. In addition, Construction Industries has responsibility for Power Systems and three wholly-owned dealers in Japan and an integrated manufacturing cost center.

4.

Currency — With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. Currency includes the impact on sales and operating profit for the Machinery and Power Systems lines of business only; currency impacts on Financial Products revenues and operating profit are included in the Financial Products portions of the respective analyses. With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results.

5.

Debt-to-Capital Ratio — A key measure of Machinery and Power Systems’ financial strength used by both management and our credit rating agencies. The metric is defined as Machinery and Power Systems’ short-term borrowings, long-term debt due within one year and long-term debt due after one year (debt) divided by the sum of Machinery and Power Systems’ debt and stockholders’ equity. Debt also includes Machinery and Power Systems’ borrowings from Financial Products.

6.	EAME — A geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

7.	Earning Assets — Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.

8.

Financial Products Segment — Provides financing to customers and dealers for the purchase and lease of Caterpillar and other equipment, as well as some financing for Caterpillar sales to dealers. Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans. The segment also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

9.	Latin America — Geographic region including Central and South American countries and Mexico.

10.	Machinery and Power Systems (M&PS) — Represents the aggregate total of Construction Industries, Resource Industries, Power Systems and All Other Segment and related corporate items and eliminations.

11.

Machinery and Power Systems Other Operating (Income) Expenses — Comprised primarily of gains/losses on disposal of long-lived assets, long-lived asset impairment charges, pension curtailment charges and employee redundancy costs.

12.

Manufacturing Costs — Manufacturing costs exclude the impacts of currency and represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs. Variable manufacturing costs are defined as having a direct relationship with the volume of production. This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process. Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume. Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

13.

Power Systems — A segment primarily responsible for supporting customers using reciprocating engines, turbines and related parts across industries serving electric power, industrial, petroleum and marine applications as well as rail-related businesses. Responsibilities include business strategy, product design, product management, development, manufacturing, marketing, sales and product support of reciprocating engine powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the marine and petroleum industries; reciprocating engines supplied to the industrial industry as well as Caterpillar machinery; the business strategy, product design, product management, development, manufacturing, marketing, sales and product support of turbines and turbine-related services; the development, manufacturing, remanufacturing, maintenance, leasing, and service of diesel-electric locomotives and components and other rail-related products and services.

14.

Price Realization — The impact of net price changes excluding currency and new product introductions. Consolidated price realization includes the impact of changes in the relative weighting of sales between geographic regions.

15.

Resource Industries — A segment primarily responsible for supporting customers using machinery in mining and quarrying applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes large track-type tractors, large mining trucks, underground mining equipment, electric rope shovels, draglines, hydraulic shovels, drills, highwall miners, tunnel boring equipment, large wheel loaders, off-highway trucks, articulated trucks, wheel tractor scrapers, wheel dozers, select work tools, forestry products, paving products, industrial and waste products, machinery components and electronics and control systems. Resource Industries also manages areas that provide services to other parts of the company, including integrated manufacturing and research and development. In addition, segment profit includes the impact from divestiture of portions of the Bucyrus distribution business and the acquisition of Siwei.

16.

Sales Volume — With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for Machinery and Power Systems as well as the incremental revenue impact of new product introductions, including emissions-related product updates. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for Machinery and Power Systems combined with product mix as well as the net operating profit impact of new product introductions, including emissions-related product updates. Product mix represents the net operating profit impact of changes in the relative weighting of Machinery and Power Systems sales with respect to total sales.

17.

Siwei — ERA Mining Machinery Limited, including its wholly-owned subsidiary Zhengzhou Siwei Mechanical & Electrical Manufacturing Co., Ltd., commonly known as Siwei, which was acquired during the second quarter of 2012. Siwei primarily designs, manufactures, sells and supports underground coal mining equipment in China and is included in our Resource Industries segment.

NON-GAAP FINANCIAL MEASURES

The following definition is provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission.  This non-GAAP financial measure has no standardized meaning prescribed by U.S. GAAP and therefore is unlikely to be comparable to the calculation of similar measures for other companies.  Management does not intend this item to be considered in isolation or substituted for the related GAAP measure.

Machinery and Power Systems

Caterpillar defines Machinery and Power Systems as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.  Machinery and Power Systems information relates to the design, manufacture and marketing of our products.  Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment.  The nature of these businesses is different, especially with regard to the financial position and cash flow items.  Caterpillar management utilizes this presentation internally to highlight these differences.  We also believe this presentation will assist readers in understanding our business.  Pages 28-33 reconcile Machinery and Power Systems with Financial Products on the equity basis to Caterpillar Inc. consolidated financial information.

Caterpillar’s latest financial results and outlook are also available via:

Telephone:

(800) 228-7717 (Inside the United States and Canada)

(858) 764-9492 (Outside the United States and Canada)

Internet:

http://www.caterpillar.com/investor

http://www.caterpillar.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:

Jim Dugan

Corporate Public Affairs

(309) 494-4100 (Office) or (309) 360-7311 (Mobile)

mail to: Dugan_Jim@cat.com

Caterpillar Inc.

Condensed Consolidated Statement of Results of Operations

(Unaudited)

(Dollars in millions except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Sales and revenues:
Sales of Machinery and Power Systems	$13,886	$16,684	$26,370	$31,972
Revenues of Financial Products	735	690	1,461	1,383
Total sales and revenues	14,621	17,374	27,831	33,355

Operating costs:
Cost of goods sold	10,773	12,280	20,412	23,517
Selling, general and administrative expenses	1,421	1,517	2,811	2,857
Research and development expenses	548	632	1,110	1,219
Interest expense of Financial Products	185	198	374	402
Other operating (income) expenses	137	131	349	421
Total operating costs	13,064	14,758	25,056	28,416

Operating profit	1,557	2,616	2,775	4,939

Interest expense excluding Financial Products	120	110	240	223
Other income (expense)	(84)	70	(55)	158

Consolidated profit before taxes	1,353	2,576	2,480	4,874

Provision (benefit) for income taxes	387	872	633	1,561
Profit of consolidated companies	966	1,704	1,847	3,313

Equity in profit (loss) of unconsolidated affiliated companies	(1)	5	—	7

Profit of consolidated and affiliated companies	965	1,709	1,847	3,320

Less: Profit (loss) attributable to noncontrolling interests	5	10	7	35

Profit [1]	$960	$1,699	$1,840	$3,285

Profit per common share	$1.48	$2.60	$2.82	$5.04

Profit per common share — diluted [2]	$1.45	$2.54	$2.76	$4.90

Weighted-average common shares outstanding (millions)
- Basic	649.9	652.9	652.4	651.3
- Diluted [2]	662.7	669.6	666.6	669.9

Cash dividends declared per common share	$1.12	$0.98	$1.12	$0.98

1              Profit attributable to common stockholders.

2              Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

Caterpillar Inc.

Condensed Consolidated Statement of Financial Position

(Unaudited)

(Millions of dollars)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and short-term investments	$6,110	$5,490
Receivables - trade and other	9,396	10,092
Receivables - finance	8,946	8,860
Deferred and refundable income taxes	1,540	1,547
Prepaid expenses and other current assets	924	988
Inventories	13,889	15,547
Total current assets	40,805	42,524

Property, plant and equipment — net	16,352	16,461
Long-term receivables - trade and other	1,230	1,316
Long-term receivables - finance	14,240	14,029
Investments in unconsolidated affiliated companies	288	272
Noncurrent deferred and refundable income taxes	2,153	2,011
Intangible assets	3,764	4,016
Goodwill	6,814	6,942
Other assets	1,729	1,785
Total assets	$87,375	$89,356

Liabilities
Current liabilities:
Short-term borrowings:
— Machinery and Power Systems	$392	$636
— Financial Products	5,119	4,651
Accounts payable	6,343	6,753
Accrued expenses	3,501	3,667
Accrued wages, salaries and employee benefits	1,296	1,911
Customer advances	2,738	2,978
Dividends payable	388	—
Other current liabilities	1,782	2,055
Long-term debt due within one year:
— Machinery and Power Systems	1,112	1,113
— Financial Products	7,248	5,991
Total current liabilities	29,919	29,755

Long-term debt due after one year:
— Machinery and Power Systems	7,949	8,666
— Financial Products	17,731	19,086
Liability for postemployment benefits	10,866	11,085
Other liabilities	3,232	3,182
Total liabilities	69,697	71,774

Stockholders’ equity
Common stock	4,591	4,481
Treasury stock	(10,940)	(10,074)
Profit employed in the business	30,668	29,558
Accumulated other comprehensive income (loss)	(6,698)	(6,433)
Noncontrolling interests	57	50
Total stockholders’ equity	17,678	17,582
Total liabilities and stockholders’ equity	$87,375	$89,356

Caterpillar Inc.

Condensed Consolidated Statement of Cash Flow

(Unaudited)

(Millions of dollars)

	Six Months Ended
	June 30,
	2013	2012
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$1,847	$3,320
Adjustments for non-cash items:
Depreciation and amortization	1,484	1,350
Other	236	(59)
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables — trade and other	431	37
Inventories	1,364	(2,939)
Accounts payable	222	299
Accrued expenses	(129)	86
Accrued wages, salaries and employee benefits	(580)	(753)
Customer advances	(212)	434
Other assets — net	(100)	63
Other liabilities — net	30	140
Net cash provided by (used for) operating activities	4,593	1,978
Cash flow from investing activities:
Capital expenditures — excluding equipment leased to others	(1,387)	(1,508)
Expenditures for equipment leased to others	(810)	(787)
Proceeds from disposals of leased assets and property, plant and equipment	358	543
Additions to finance receivables	(5,544)	(5,942)
Collections of finance receivables	4,548	4,298
Proceeds from sale of finance receivables	89	85
Investments and acquisitions (net of cash acquired)	(26)	(517)
Proceeds from sale of businesses and investments (net of cash sold)	100	308
Proceeds from sale of available-for-sale securities	207	177
Investments in available-for-sale securities	(267)	(199)
Other — net	(68)	38
Net cash provided by (used for) investing activities	(2,800)	(3,504)
Cash flow from financing activities:
Dividends paid	(342)	(598)
Distribution to noncontrolling interests	(8)	(5)
Common stock issued, including treasury shares reissued	56	25
Treasury shares purchased	(1,000)	—
Excess tax benefit from stock-based compensation	62	156
Acquisitions of redeemable noncontrolling interests	—	(444)
Proceeds from debt issued (original maturities greater than three months)	5,186	9,019
Payments on debt (original maturities greater than three months)	(6,303)	(5,005)
Short-term borrowings - net (original maturities three months or less)	1,217	553
Net cash provided by (used for) financing activities	(1,132)	3,701
Effect of exchange rate changes on cash	(41)	(129)
Increase (decrease) in cash and short-term investments	620	2,046
Cash and short-term investments at beginning of period	5,490	3,057
Cash and short-term investments at end of period	$6,110	$5,103

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Three Months Ended June 30, 2013
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$13,886	$13,886	$—	$—
Revenues of Financial Products	735	—	823	(88)[2]
Total sales and revenues	14,621	13,886	823	(88)

Operating costs:
Cost of goods sold	10,773	10,773	—	—
Selling, general and administrative expenses	1,421	1,278	150	(7)[3]
Research and development expenses	548	548	—	—
Interest expense of Financial Products	185	—	187	(2)[4]
Other operating (income) expenses	137	(100)	245	(8)[3]
Total operating costs	13,064	12,499	582	(17)

Operating profit	1,557	1,387	241	(71)

Interest expense excluding Financial Products	120	130	—	(10)[4]
Other income (expense)	(84)	(134)	(11)	61 [5]

Consolidated profit before taxes	1,353	1,123	230	—

Provision (benefit) for income taxes	387	317	70	—
Profit of consolidated companies	966	806	160	—

Equity in profit (loss) of unconsolidated affiliated companies	(1)	(1)	—	—
Equity in profit of Financial Products’ subsidiaries	—	157	—	(157)[6]

Profit of consolidated and affiliated companies	965	962	160	(157)

Less: Profit (loss) attributable to noncontrolling interests	5	2	3	—

Profit [7]	$960	$960	$157	$(157)

1              Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2              Elimination of Financial Products’ revenues earned from Machinery and Power Systems.

3              Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.

4              Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.

5              Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.

6              Elimination of Financial Products’ profit due to equity method of accounting.

7              Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Three Months Ended June 30, 2012
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$16,684	$16,684	$—	$—
Revenues of Financial Products	690	—	780	(90)[2]
Total sales and revenues	17,374	16,684	780	(90)

Operating costs:
Cost of goods sold	12,280	12,280	—	—
Selling, general and administrative expenses	1,517	1,373	150	(6)[3]
Research and development expenses	632	632	—	—
Interest expense of Financial Products	198	—	198	— [4]
Other operating (income) expenses	131	(107)	248	(10)[3]
Total operating costs	14,758	14,178	596	(16)

Operating profit	2,616	2,506	184	(74)

Interest expense excluding Financial Products	110	121	—	(11)[4]
Other income (expense)	70	7	—	63 [5]

Consolidated profit before taxes	2,576	2,392	184	—

Provision (benefit) for income taxes	872	819	53	—
Profit of consolidated companies	1,704	1,573	131	—

Equity in profit (loss) of unconsolidated affiliated companies	5	5	—	—
Equity in profit of Financial Products’ subsidiaries	—	130	—	(130)[6]

Profit of consolidated and affiliated companies	1,709	1,708	131	(130)

Less: Profit (loss) attributable to noncontrolling interests	10	9	1	—

Profit [7]	$1,699	$1,699	$130	$(130)

1              Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2              Elimination of Financial Products’ revenues earned from Machinery and Power Systems.

3              Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.

4              Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.

5              Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.

6              Elimination of Financial Products’ profit due to equity method of accounting.

7              Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Six Months Ended June 30, 2013
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$26,370	$26,370	$—	$—
Revenues of Financial Products	1,461	—	1,637	(176)[2]
Total sales and revenues	27,831	26,370	1,637	(176)

Operating costs:
Cost of goods sold	20,412	20,412	—	—
Selling, general and administrative expenses	2,811	2,553	279	(21)[3]
Research and development expenses	1,110	1,110	—	—
Interest expense of Financial Products	374	—	378	(4)[4]
Other operating (income) expenses	349	(95)	457	(13)[3]
Total operating costs	25,056	23,980	1,114	(38)

Operating profit	2,775	2,390	523	(138)

Interest expense excluding Financial Products	240	261	—	(21)[4]
Other income (expense)	(55)	(169)	(3)	117 [5]

Consolidated profit before taxes	2,480	1,960	520	—

Provision (benefit) for income taxes	633	485	148	—
Profit of consolidated companies	1,847	1,475	372	—

Equity in profit (loss) of unconsolidated affiliated companies	—	—	—	—
Equity in profit of Financial Products’ subsidiaries	—	366	—	(366)[6]

Profit of consolidated and affiliated companies	1,847	1,841	372	(366)

Less: Profit (loss) attributable to noncontrolling interests	7	1	6	—

Profit [7]	$1,840	$1,840	$366	$(366)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery and Power Systems.
[3]	Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.
[5]	Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.
[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Six Months Ended June 30, 2012
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$31,972	$31,972	$—	$—
Revenues of Financial Products	1,383	—	1,557	(174)[2]
Total sales and revenues	33,355	31,972	1,557	(174)

Operating costs:
Cost of goods sold	23,517	23,517	—	—
Selling, general and administrative expenses	2,857	2,597	277	(17)[3]
Research and development expenses	1,219	1,219	—	—
Interest expense of Financial Products	402	—	402	— [4]
Other operating (income) expenses	421	(64)	500	(15)[3]
Total operating costs	28,416	27,269	1,179	(32)

Operating profit	4,939	4,703	378	(142)

Interest expense excluding Financial Products	223	246	—	(23)[4]
Other income (expense)	158	27	12	119 [5]

Consolidated profit before taxes	4,874	4,484	390	—

Provision (benefit) for income taxes	1,561	1,449	112	—
Profit of consolidated companies	3,313	3,035	278	—

Equity in profit (loss) of unconsolidated affiliated companies	7	7	—	—
Equity in profit of Financial Products’ subsidiaries	—	273	—	(273)[6]

Profit of consolidated and affiliated companies	3,320	3,315	278	(273)

Less: Profit (loss) attributable to noncontrolling interests	35	30	5	—

Profit [7]	$3,285	$3,285	$273	$(273)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery and Power Systems.
[3]	Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.
[5]	Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.
[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common stockholders.

Caterpillar Inc.

Supplemental Data for Cash Flow

For The Six Months Ended June 30, 2013

(Unaudited)

 (Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$1,847	$1,841	$372	$(366)[2]
Adjustments for non-cash items:
Depreciation and amortization	1,484	1,104	380	—
Undistributed profit of Financial Products	—	(266)	—	266 [3]
Other	236	140	(41)	137 [4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	431	635	5	(209)[4,5]
Inventories	1,364	1,368	—	(4)[4]
Accounts payable	222	204	(44)	62 [4]
Accrued expenses	(129)	(47)	(82)	—
Accrued wages, salaries and employee benefits	(580)	(569)	(11)	—
Customer advances	(212)	(212)	—	—
Other assets - net	(100)	(71)	(2)	(27)[4]
Other liabilities - net	30	11	(8)	27 [4]
Net cash provided by (used for) operating activities	4,593	4,138	569	(114)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(1,387)	(1,379)	(8)	—
Expenditures for equipment leased to others	(810)	(34)	(811)	35 [4]
Proceeds from disposals of leased assets and property, plant and equipment	358	47	324	(13)[4]
Additions to finance receivables	(5,544)	—	(6,917)	1,373 [5,8]
Collections of finance receivables	4,548	—	5,966	(1,418)[5]
Net intercompany purchased receivables	—	—	(63)	63 [5]
Proceeds from sale of finance receivables	89	—	90	(1)[5]
Net intercompany borrowings	—	—	35	(35)[6]
Investments and acquisitions (net of cash acquired)	(26)	(26)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	100	125	—	(25)[8]
Proceeds from sale of available-for-sale securities	207	14	193	—
Investments in available-for-sale securities	(267)	(11)	(256)	—
Other - net	(68)	(38)	(30)	—
Net cash provided by (used for) investing activities	(2,800)	(1,302)	(1,477)	(21)
Cash flow from financing activities:
Dividends paid	(342)	(342)	(100)	100 [7]
Distribution to noncontrolling interests	(8)	(8)	—	—
Common stock issued, including treasury shares reissued	56	56	—	—
Treasury shares purchased	(1,000)	(1,000)	—	—
Excess tax benefit from stock-based compensation	62	62	—	—
Net intercompany borrowings	—	(35)	—	35 [6]
Proceeds from debt issued (original maturities greater than three months)	5,186	119	5,067	—
Payments on debt (original maturities greater than three months)	(6,303)	(1,003)	(5,300)	—
Short-term borrowings - net (original maturities three months or less)	1,217	1	1,216	—
Net cash provided by (used for) financing activities	(1,132)	(2,150)	883	135
Effect of exchange rate changes on cash	(41)	(18)	(23)	—
Increase (decrease) in cash and short-term investments	620	668	(48)	—
Cash and short-term investments at beginning of period	5,490	3,306	2,184	—
Cash and short-term investments at end of period	$6,110	$3,974	$2,136	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Elimination of non-cash adjustments for the undistributed earnings from Financial Products.
[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Elimination of net proceeds and payments to/from Machinery and Power Systems and Financial Products.
[7]	Elimination of dividend from Financial Products to Machinery and Power Systems.
[8]	Elimination of proceeds received from Financial Products related to Machinery and Power Systems’ sale of portions of the Bucyrus distribution businesses to Cat dealers.

Caterpillar Inc.

Supplemental Data for Cash Flow

For The Six Months Ended June 30, 2012

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$3,320	$3,315	$278	$(273)[2]
Adjustments for non-cash items:
Depreciation and amortization	1,350	988	362	—
Undistributed profit of Financial Products	—	(23)	—	23	[3]
Other	(59)	(66)	(94)	101	[4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	37	(36)	(21)	94	[4,5]
Inventories	(2,939)	(2,893)	—	(46)[4]
Accounts payable	299	290	(24)	33	[4]
Accrued expenses	86	119	(34)	1	[4]
Accrued wages, salaries and employee benefits	(753)	(739)	(14)	—
Customer advances	434	434	—	—
Other assets - net	63	52	1	10	[4]
Other liabilities - net	140	74	76	(10)[4]
Net cash provided by (used for) operating activities	1,978	1,515	530	(67)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(1,508)	(1,500)	(8)	—
Expenditures for equipment leased to others	(787)	(45)	(866)	124	[4,9]
Proceeds from disposals of leased assets and property, plant and equipment	543	63	491	(11)[4]
Additions to finance receivables	(5,942)	—	(10,012)	4,070	[5,8,9]
Collections of finance receivables	4,298	—	8,016	(3,718)[5,9]
Net intercompany purchased receivables	—	—	117	(117)[5]
Proceeds from sale of finance receivables	85	—	85	—
Net intercompany borrowings	—	—	63	(63)[6]
Investments and acquisitions (net of cash acquired)	(517)	(461)	—	(56)[9]
Proceeds from sale of businesses and investments (net of cash sold)	308	783	—	(475)[8]
Proceeds from sale of available-for-sale securities	177	19	158	—
Investments in available-for-sale securities	(199)	(4)	(195)	—
Other - net	38	8	30	—
Net cash provided by (used for) investing activities	(3,504)	(1,137)	(2,121)	(246)
Cash flow from financing activities:
Dividends paid	(598)	(598)	(250)	250	[7]
Distribution to noncontrolling interests	(5)	(5)	—	—
Common stock issued, including treasury shares reissued	25	25	—	—
Excess tax benefit from stock-based compensation	156	156	—	—
Acquisitions of redeemable noncontrolling interests	(444)	(444)	—	—
Net intercompany borrowings	—	(63)	—	63	[6]
Proceeds from debt issued (original maturities greater than three months)	9,019	1,662	7,357	—
Payments on debt (original maturities greater than three months)	(5,005)	(211)	(4,794)	—
Short-term borrowings - net (original maturities three months or less)	553	108	445	—
Net cash provided by (used for) financing activities	3,701	630	2,758	313
Effect of exchange rate changes on cash	(129)	(27)	(102)	—
Increase (decrease) in cash and short-term investments	2,046	981	1,065	—
Cash and short-term investments at beginning of period	3,057	1,829	1,228	—
Cash and short-term investments at end of period	$5,103	$2,810	$2,293	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Elimination of non-cash adjustments for the undistributed earnings from Financial Products.
[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Elimination of net proceeds and payments to/from Machinery and Power Systems and Financial Products.
[7]	Elimination of dividend from Financial Products to Machinery and Power Systems.
[8]	Elimination of proceeds received from Financial Products related to Machinery and Power Systems’ sale of portions of the Bucyrus distribution businesses to Cat dealers.
[9]	Reclassification of Financial Products’ payments related to Machinery and Power Systems’ acquisition of Caterpillar Tohoku Limited.

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